Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Polyrizon Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, no par value	(1)	Other	250,000	$10.01	$2,502,500.00	0.000087	$217.72

Total Offering Amounts:						$2,502,500.00		217.72
Total Fee Offsets:
Net Fee Due:								$217.72

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the terms of the Polyrizon Ltd. Amended and Restated Equity Incentive Plan (the “Plan”).

Represents Ordinary Shares issuable upon vesting or exercise of future award grants under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high ($10.87) and low ($9.15) prices for the Company’s ordinary shares as quoted on the Nasdaq Capital Market on October 2, 2026.